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                                  EXHIBIT 99.1

                              BELL INDUSTRIES, INC.

CONTACTS:      Tracy A. Edwards
               Russell A. Doll
               Bell Industries, Inc.
               310-563-2355

               Roger S. Pondel/E.E. Wang
               Pondel/Wilkinson Group
               310-207-9300

        FOR IMMEDIATE RELEASE


                     BELL INDUSTRIES ANNOUNCES MOVE TO AMEX
                       -- Trading To Begin On March 13 --

        El Segundo, California - March 6, 2000 - Bell Industries, Inc. (NYSE:BI) announced today that its securities have been approved for listing on the American Stock Exchange ("AMEX")

        The company will begin trading on the AMEX on Monday, March 13, 2000. The trading symbol for Bell Industries will remain unchanged. The company previously announced that it will continue to trade on the New York Stock Exchange (NYSE) through Friday, March 10.

        "This move is in line with the company's current capital structure, following the distribution of approximately $67 million to our shareholders during 1999," said Tracy A. Edwards, president and chief executive officer. "For more than 30 years, Bell has traded under the specialist system, and we are confident that our shareholders will continue to receive well executed trades and service on the AMEX."

        Bell's primary business is the systems integration group, a multi-regional provider of integrated computer technology solutions for large and medium-sized organizations. Bell also distributes after-market parts and accessories to the recreational vehicle market and manufactures specialized products for the computer and electronics industry.

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